                            SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934  (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_| check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.14a-11(c) or ss.14a-12

                        Allied Digital Technologies Corp.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

      -------------------------------------------------------------------------

   2) Aggregate number of securities to which transaction applies:

      -------------------------------------------------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      -------------------------------------------------------------------------

   4) Proposed maximum aggregate value of transaction:

      -------------------------------------------------------------------------

   5) Total fee paid:

      -------------------------------------------------------------------------

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount previously paid:

      -------------------------------------------------------------------------

   2) Form, Schedule or Registration Statement No.:

      -------------------------------------------------------------------------

   3) Filing Party:

      -------------------------------------------------------------------------

   4) Date Filed:

      -------------------------------------------------------------------------

                        ALLIED DIGITAL TECHNOLOGIES CORP.
                                 140 Fell Court
                            Hauppauge, New York 11788




Dear Shareholder,

     You are cordially invited to attend the Annual Meeting of Shareholders of Allied Digital Technologies Corp. The meeting will be held at 2:00 p.m. on Thursday, February 26, 1998 at the Wyndham Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788. Registration will begin at 1:30 p.m.

     The accompanying Notice of Annual Meeting, Proxy Statement and Proxy Card provide information on matters that will be considered and acted upon at the meeting. The Company's Annual Report for the fiscal year ended July 31, 1997 has previously been mailed to you.

     Your continuing interest in the Company is appreciated and I hope you will attend the annual meeting in person. I believe this meeting provides an excellent opportunity for shareholders to become better acquainted with the Company and its directors and officers.

     It is important that your shares be represented at the meeting even if you are not able to attend in person. Whether or not you plan to attend the meeting, please complete and mail the enclosed Proxy Card promptly. If you wish to vote in accordance with the recommendations of the Board of Directors, it is not necessary to specify your choices. You may merely sign, date and return the enclosed Proxy Card.

Sincerely,

George N. Fishman
Co-Chairman and
Chief Executive Officer

                        ALLIED DIGITAL TECHNOLOGIES CORP.
                                 140 Fell Court
                            Hauppauge, New York 11788

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                February 26, 1998


     The Annual Meeting of Shareholders (the "1998 Annual Meeting") of Allied Digital Technologies Corp. (the "Company") will be held at the Wyndham Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, on Thursday, February 26, 1998 at 2:00 p.m., local time, for the following purposes:

          1. To elect two Class III directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2001 upon the election and qualification of their successors or upon their earlier resignation or removal;

          2. To ratify the selection of Grant Thornton LLP as the Company's independent accountants for the fiscal year ending July 31, 1998; and

          3. To transact any other business that may properly come before the 1998 Annual Meeting or any adjournments of the meeting.

     The Company has fixed the close of business on January 14, 1998 as the record date for determining shareholders entitled to notice of, and to vote at, the 1998 Annual Meeting.

     A list of shareholders who will be entitled to vote at the 1998 Annual Meeting will be available for inspection by shareholders at the meeting and for ten days prior to the meeting during regular business hours at the offices of the Company, 140 Fell Court, Hauppauge, New York 11788.

     You are cordially invited to attend the 1998 Annual Meeting. Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to sign, date and return the enclosed Proxy Card promptly in the accompanying envelope. This will assist us in preparing for the 1998 Annual Meeting and obtaining the greatest possible representation of shareholders.


By Order of the Board of Directors,


CHARLES P. KAVANAGH
Secretary

January 26, 1998

                        ALLIED DIGITAL TECHNOLOGIES CORP.
                                 140 Fell Court
                            Hauppauge, New York 11788


                              1998 PROXY STATEMENT


     This Proxy Statement is furnished to shareholders of Allied Digital Technologies Corp., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company (the "1998 Annual Meeting") to be held at 2:00 p.m. on Thursday, February 26, 1998 at the Wyndham Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, the attached Notice of Annual Meeting and Proxy Card are first being mailed to shareholders on or about January 26, 1998.

     Only shareholders of record at the close of business on January 14, 1998 (the "Record Date") are entitled to notice of, and to vote at, the 1998 Annual Meeting or any adjournment thereof. On the Record Date, there were issued and outstanding 13,619,644 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). All of such shares are of one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the 1998 Annual Meeting for each share registered in such holder's name.

     Presence in person or by proxy of holders of 6,809,823 shares of Common Stock will constitute a quorum at the 1998 Annual Meeting. Assuming a quorum is present (i) the affirmative vote by the holders of a plurality of the shares represented at the 1998 Annual Meeting and entitled to vote will be required to act on the election of directors, and (ii) the affirmative vote by the holders of a majority of the shares represented at the 1998 Annual Meeting and entitled to vote will be required to act on all other matters to come before the 1998 Annual Meeting, including ratification of the selection of Grant Thornton LLP as independent accountants for the current fiscal year.

     If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's shares will not be voted on such matter. Abstentions may be specified on all proposals submitted to a shareholder vote other than the election of directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstention is noted. Thus, an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though a shareholder may interpret such action differently. A proxy submitted by a shareholder also may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares.

     A proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained thereon. If no specific instructions are indicated on the proxy, the shares represented thereby will be voted FOR the election of the persons nominated herein as Class III Directors, FOR theratification of the selection of Grant Thornton LLP as the Company's independent accountants for the current fiscal year, and in the discretion of the proxies named on the proxy card with respect to the transaction of such other business as properly may come before the 1998 Annual Meeting.

     Each proxy granted may be revoked by the person granting it at any time (i) by giving written notice to such effect to the Secretary of the Company, (ii) by execution and delivery of a proxy bearing a later date, or (iii) by attendance and voting in person at the 1998 Annual Meeting; except as to any matter upon which, prior to such revocation, a vote shall have been cast at the 1998 Annual Meeting pursuant to the authority conferred by such proxy. The mere presence at the 1998 Annual Meeting of a person appointing a proxy does not revoke the appointment.

     Brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from their beneficial owners. Brokers holding shares in street name, who do not receive instructions, are entitled to vote on the election of directors and ratification of the selection of the independent auditors, since such matters are considered to be routine.


                              ELECTION OF DIRECTORS
                           (Item 1 on the Proxy Card)

Nominees for Election

     The Certificate of Incorporation and Bylaws of the Company provide for a Board of Directors of not more than 12 directors, with the number of directors to be determined from time to time by the Board of Directors. Pursuant to an Amendment dated as of January 15, 1997 to the Allied Digital Technologies Corp. Shareholders Agreement discussed below under "Security Ownership of Certain Beneficial Owners and Management - Allied Digital Shareholders Agreement", the Board of Directors as of January 16, 1997 fixed the number of directors at eight. The Board of Directors is divided into three classes with each class of directors elected to a three-year term of office on a rotating basis. Two classes of directors (Classes I and II) consist of three directors each, and one class of directors (Class III) consists of two directors. At each annual meeting of shareholders, a class of directors is elected to succeed the class of directors whose term of office expires at that meeting.

     The term of office of the two Class III Directors expires at the 1998 Annual Meeting. The individuals who are elected as Class III Directors at the 1998 Annual Meeting will hold office for a term expiring at the Annual Meeting of Shareholders to be held in 2001, upon the election and qualification of their respective successors or upon their earlier resignation or removal. The Board of Directors has nominated Werner H. Jean and H. Sean Mathis for election as Class III Directors of the Company at the 1998 Annual Meeting. Both nominees have consented to their nominations and have agreed to serve as directors of the Company if elected. The persons named in the accompanying Proxy Card, unless otherwise instructed, intend to vote the shares of Common Stock covered by valid proxies FOR the election of the two nominees named above. In the event that any of such persons does not continue to be available for election, the persons named in the accompanying form will have discretionary power to vote for a substitute and will have discretionary power to vote or withhold their vote for any additional nominees named by shareholders. There are no circumstances presently known to the Board of Directors which would render either of the persons named below unavailable to continue to serve as a director, if elected. The Board of Directors is not aware of any other individual who will be nominated for election as a Class III Director at the 1998 Annual Meeting.

Information About Nominees and Incumbent Directors

     The following information is provided for each nominee for election as a Class III Director at the 1998 Annual Meeting and for each of the Class I and Class II Directors whose term of office will continue after the 1998 Annual Meeting.

Nominees for Directors - Terms Expiring at the Annual Meeting to be Held in 2001
                              (Class III Directors)

                                      Principal Occupation and Business Experience                Director
     Nominee Name     Age              During Past 5 Years and Other Directorships                 Since

Werner H. Jean        73   Mr. Jean has been a consultant in operations management              January 1995
                           since 1983.  From 1983 until January 1995, Mr. Jean was a
                           director of Allied Film Laboratory, Inc., a wholly-owned
                           subsidiary of the Company ("AFL") until it was merged as
                           of November 1, 1996 with and into Allied Digital, Inc.
                           (formerly, Hauppauge Records Manufacturing, Ltd.)
                           ("Allied"), a wholly-owned subsidiary of HMG Digital
                           Technologies Corp., a wholly-owned subsidiary of the
                           Company ("HMG").  Prior to 1983, Mr. Jean held positions
                           at American Motors Corporation ("AMC") as Corporate
                           Director of Manufacturing, General Plant Manager for Car
                           and Jeep Operations, Controller and Corporate Director of
                           Budgets and Facilities Planning, and served as Vice

                           President of Operations at AM General, a manufacturer of
                           military vehicles and a subsidiary of AMC.  Mr. Jean holds a degree in electrical engineering from New York
                           University.

H. Sean Mathis        50   Mr. Mathis is Chairman of the Board of Allis Chalmers,
                           Inc., an industrial manufacturer, whose main asset is a net          January 1995
                           operating loss tax carry forward.  From July 1996 to
                           September 1997, Mr. Mathis was Chairman of the Board of
                           Universal Gym Equipment Inc., a privately owned company
                           ("Universal").  In July 1997, Universal filed for protection under the Federal Bankruptcy Laws.  In September 1997,
                           Mr. Mathis resigned as Chairman of the Board of
                           Universal.  From 1991 to 1993, Mr. Mathis was President of
                           RCL Acquisition Corp., the predecessor firm of HMG.
                           From 1993 to 1995 Mr. Mathis was president and a director
                           of RCL Capital Corporation, which was merged into DISC
                           Graphics in November 1995.  From 1988 to October 1993,
                           Mr. Mathis was a Director and Chief Operating Officer of
                           Ameriscribe Corporation ("Ameriscribe"), a national
                           provider of reprographic and related facilities management services whose stock was traded on the New York Stock
                           Exchange.  From August 1992 to May 1994, Mr. Mathis
                           acted as the Federal Court Appointed Trustee for
                           International Wire News Service Liquidation Corp.,
                           formerly United Press International ("UPI").  From
                           November 1991 through July 1992, Mr. Mathis was Vice
                           Chairman and a Director of UPI (then a news syndication
                           service).  In August 1992, as a part of a restructuring
                           program, UPI filed for protection under the Federal
                           Bankruptcy laws.  Mr. Mathis is also a director of Thousand
                           Trails, Inc., an operator of recreational parks.


 Incumbent Directors -- Terms Expiring at the Annual Meeting to be Held in 1999
                               (Class I Directors)

                                      Principal Occupation and Business Experience                Director
    Incumbent Name    Age              During Past 5 Years and Other Directorships                 Since
George N. Fishman     73   Mr. Fishman has been Co-Chairman of the Board of the                 January 1995

                           Company since January 1995 and Chief Executive Officer
                           since March 1996.  Mr. Fishman also has been the
                           Chairman of the Board, Chief Executive Officer and a
                           director of HMG since 1993, the Chairman of the Board
                           and a director of Allied, since 1981 and the Chief Executive
                           Officer of Allied since 1991.  Mr. Fishman has been active in the music industry since 1946.  He was the former owner of a predecessor corporation to Allied prior to the
                           acquisition of that company in 1973 by Pickwick
                           International Inc. ("Pickwick").  In 1981, Mr. Fishman led
                           the management buyout of the record manufacturing
                           business of American Can Company, the successor to
                           Pickwick, whereupon Allied was formed as a New York
                           corporation.  Mr. Fishman is a former physicist and holds a master of science degree.

Donald L. Olesen      55   Mr. Olesen has been President - National Sales and                   January 1995
                           Marketing Division of the Company since January 1995.
                           Mr. Olesen also has been the President of HMG since 1993
                           and President of Allied since July 1991.  He also was a
                           director of HMG and Allied until January 1995.  Mr.
                           Olesen has been Allied's primary sales executive since 1981.
                           Mr. Olesen has 27 years of pre-recorded music experience
                           beginning in 1965 with RCA Records as a management
                           trainee.  In 1968, Mr. Olesen joined CBS Records, where
                           he spent 13 years in a variety of positions.  From 1971 to
                           1981, Mr. Olesen served as the East Coast Regional Sales
                           Manager of CBS Records.

William H. Smith      72   Mr. Smith has been Co-Chairman of the Board of the                   January 1994
                           Company since January 1995, President of the Company
                           since November 1995 and a director of HMG and Allied
                           since January 1995.  Mr. Smith also was Co-Chief Executive
                           Officer of the Company from November 1995 until March
                           1996.  In 1960, Mr. Smith founded AFL.  Mr. Smith was
                           President and a director of AFL from 1960 until 1993, and
                           was its Chairman of the Board from 1990 until November
                           1996.  Mr. Smith has been active in many business and
                           industry organizations, including the American Video
                           Duplication Association and the International Tape and
                           Disc Association, where he currently serves on the Board.
                           Mr. Smith holds a business degree from the University of
                           Colorado.


    Incumbent Directors - Terms Expiring at Annual Meeting to be Held in 2000
                              (Class II Directors)


                                      Principal Occupation and Business Experience                Director
    Incumbent Name    Age              During Past 5 Years and Other Directorships                 Since
Seymour Leslie        75   Mr. Leslie has been Chairman of Leslie Group, Inc., a                January 1995
                           diversified investment company, since 1977 and Co-
                           Chairman of Leslie/Linton Entertainment, Inc., a diversified investment company, since 1989.  Mr. Leslie is a director of
                           Shorewood Packaging Corporation, a packaging company.
                           He was a director of HMG from 1993 until January 1995.
                           Mr. Leslie has been active in the music industries since
                           1953, when he founded Pickwick.  Mr. Leslie was Chairman
                           of the Board of Pickwick until 1977.  During Mr. Leslie's
                           tenure, Pickwick became a dominant force in the industry
                           and its Musicland chain developed into the largest record
                           retailer in the world.  Mr. Leslie was named President of
                           CBS Video Enterprises ("CBSVE") in 1980.  In 1982, Mr.
                           Leslie left CBSVE to form the MGM/UA Home
                           Entertainment Group, Inc. where he served as Chairman
                           until 1987.

John A. Morgan        67   Mr. Morgan has been a Managing Director of Morgan                    November 1995
                           Lewis Githens and Ahn, Inc., an investment banking firm,
                           since 1982.  Mr. Morgan is a director of Masco
                           Corporation, a manufacturer of products for the home
                           ("Masco"), and MascoTech, Inc., a transportation and
                           automotive after-market manufacturing firm ("Masco
                           Tech").

Eugene A. Gargaro,    55   Mr. Gargaro has been Vice President and Secretary of                 January 1995
Jr.                        Masco since 1993.  For more than five years prior to 1993,
                           Mr. Gargaro was a partner with the law firm of Dykema
                           Gossett PLLC in Detroit, Michigan.  Mr. Gargaro is a
                           director and Secretary of MascoTech.


Additional Information with respect to the Board of Directors and its Committees

     The Board of Directors of the Company has an Executive Committee, an Audit Committee and a Compensation Committee, the members of all of which serve at the discretion of the Board. See "Security Ownership of Certain Beneficial Owners and Management - Allied Digital Shareholders Agreement."

     The members of the Executive Committee currently are Mr. Smith, Mr. Fishman, Mr. Leslie and Mr. Jean. The Executive Committee is authorized to exercise the powers and authority of the Board of Directors in the management and affairs of the Company to the extent permitted by Delaware law, except as limited by the Bylaws of the Company. The Executive Committee met twice during the fiscal year ended July 31, 1997 ("Fiscal 1997").

     The members of the Audit Committee currently are Mr. Mathis, Mr. Leslie and Mr. Gargaro. The Audit Committee is authorized to confer with the auditors and financial officers of the Company and its subsidiaries, review reports submitted by the auditors, establish or review, and monitor compliance with, codes of conduct of the Company and its subsidiaries, inquire about procedures for compliance with laws and regulations relating to the management of the Company and its subsidiaries, and report and make recommendations to the Board of Directors. The Audit Committee met once during Fiscal 1997.

     The members of the Compensation Committee currently are Mr. Jean, Mr. Leslie and Mr. Morgan. The Compensation Committee is responsible for recommending to the Board of Directors policies and levels of compensation with respect to compensation and benefits of the Co-Chairmen of the Board, the President, the Chief Executive Officer, and each other executive officer of the Company and all significant employees of the Company and its subsidiaries. The Compensation Committee also administers the Company's Amended and Restated 1994 Long Term Stock Incentive Plan (the "Incentive Plan"). The Compensation Committee met twice during Fiscal 1997.

     The Company does not have a standing nominating committee or committee performing similar functions.

     During Fiscal 1997, there were four meetings of the Board of Directors. During this period, each director attended at least 75% of the total number of all meetings of the Board of Directors, and of the committees thereof on which he served, that were held during the period that he was a director.

     There is no family relationship between any directors or executive officers of the Company. Certain shareholders of the Company, including William H. Smith, Donald L. Olesen and George N. Fishman, are parties to a shareholders agreement which, among other things, contains agreements with respect to the disposition and voting of shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management - Allied Digital Shareholders Agreement".

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee for Fiscal 1997 were Mr. Jean, Mr. Leslie and Mr. Morgan, each of whom is an outside director.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under the Securities Exchange Act of 1934 (the "Exchange Act") during Fiscal 1997 and Forms 5 and amendments thereto furnished to the Company with respect to Fiscal 1997 and a review of written representations received by the Company, no person who at any time during Fiscal 1997 was a director, executive officer or beneficial owner of 10% or more of the outstanding shares of Common Stock failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year except that (i) John K. Mangini, Chief Operating Officer of the Company, filed a Form 5 reporting a transaction effected during August, 1996 involving a grant of incentive stock options, (ii) H. Sean Mathis, a director of the Company, filed Forms 5 reporting an aggregate of seven transactions effected during the months of August and September, 1996 involving the disposition of Common Stock, (iii) Donald L. Olesen, a director of the Company, filed Forms 5 reporting two transactions effected during the months of September 1995 and August 1996, involving the transfer of shares from Mr. Olesen's annuity trust to Mr. Olesen individually, and (iv) Charles Mantione, Vice President of Finance of the Company, filed a Form 3 reporting his appointment as such on June 17, 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 14, 1998, information with respect to the beneficial ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table and (iv) all directors and current executive officers of the Company as a group (11 persons):


                                                               Percentage of
Name and Address(1)                  Number of Shares      Beneficial Ownership


William H. Smith(2)                     7,307,762                 49.8%
7375 Woodward Avenue
Detroit, Michigan 48202

Patricia M. Smith(3)                    1,491,533                 10.8%
7375 Woodward Avenue
Detroit, Michigan 48202

399 Venture Partners Inc.(4)            1,100,110                  8.1%
399 Park Avenue
6th Floor, Zone 11
New York, New York 10043

Donald L. Olesen(5)                       909,000                  6.7%
1301 Avenue of the Americas
New York, New York  10019

George N. Fishman(6)                      894,022                  6.6%
140 Fell Court
Hauppauge, New York 11788

Seymour Leslie(7)                         352,327                  2.6%

1370 Avenue of the Americas
New York, New York  10019

Charles P. Kavanagh(8)                    160,275                  1.2%
140 Fell Court
Hauppauge, New York  11788

H. Sean Mathis(9)                         88,050                    *
1301 Avenue of the Americas
New York, New York  10019

Eugene A. Gargaro, Jr.(10)                30,000                    *
21001 Van Born Road
Taylor, Michigan 48180

John K. Mangini(11)                        6,250                    *
140 Fell Court
Hauppauge, New York  11788

Werner H. Jean(12)                         4,000                    *
16288 Barryknoll Way
Granger, Indiana 46530

John A. Morgan                             -0-                      -
767 Fifth Avenue
New York, New York 10153

All directors and executive             9,751,686                 66.0%
  officers as a group (13)

__________

*  Less than 1%

     (1) Unless otherwise noted, the Company believes that all persons named in the table have (i) sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership of such shares. All information in the table is based upon reports filed by such persons with the Securities and Exchange Commission (the "Commission") and the Company and upon questionnaires submitted by such persons to the Company in connection with the preparation of this Proxy Statement.

     (2) Consists of (i) 3,302,507 shares of Common Stock owned by the William
H. Smith Trust, of which Mr. Smith is the trustee, (ii) 550,235 shares of Common

Stock issuable upon exercise of the Class C Warrants owned by the William H. Smith Trust, (iii) 5,000 shares of Common Stock owned jointly with his wife, Patricia M. Smith, (iv) 1,273,945 shares of Common Stock owned by the Patricia
M. Smith Trust and 212,588 shares of Common Stock issuable upon exercise of the Class C Warrants owned by the Patricia M. Smith Trust (see note (3) below), and
(v) 1,682,975 shares owned by Mr. Smith's children and 280,512 shares of Common Stock issuable upon exercise of Class C Warrants owned by Mr. Smith's children. See "Security Ownership of Certain Beneficial Owners and Management - Allied Digital Shareholders Agreement." All the shares of Common Stock owned by Mrs. Smith and Mr. Smith's children will be voted as directed by Mr. Smith or his successor as provided in a ten year shareholder voting agreement, dated as of January 11, 1995, among the Company and each of the above persons and trusts (the "Smith Family Shareholders Agreement"). The 3,302,507 shares of Common Stock owned by the William H. Smith Trust, the 5,000 shares jointly owned by Mr. and Mrs. Smith and the 550,235 shares of Common Stock issuable upon exercise of the Class C Warrants owned by the William H. Smith Trust are subject to the Allied Digital Shareholders Agreement. See "Security Ownership of Certain Beneficial Owners and Management - Allied Digital Shareholders Agreement." None of the shares of Common Stock, and none of the shares of Common Stock issuable upon exercise of Class C Warrants, owned by Mr. Smith's children are subject to the Allied Digital Shareholders Agreement.

     (3) Consists of (i) 1,273,945 shares of Common Stock owned by the Patricia
M. Smith Trust, of which Mrs. Smith is the trustee, (ii) 5,000 shares of Common Stock owned jointly with Mr. Smith, and (iii) 212,588 shares of Common Stock issuable upon exercise of the Class C Warrants owned by the Patricia M. Smith Trust. All such shares are subject to the Smith Family Shareholders Agreement and the Allied Digital Shareholders Agreement. See "Security Ownership of Certain Beneficial Owners and Management - Allied Digital Shareholders Agreement." Mrs. Smith is the spouse of William H. Smith.

     (4) All of the shares owned by 399 Venture Partners Inc. ("Venture Partners") are subject to the Allied Digital Shareholders Agreement. See "Security Ownership of Certain Beneficial Owners and Management - Allied Digital Shareholders Agreement."

     (5) Consists of (i) 894,000 shares of Common Stock owned by Mr. Olesen and
(ii) 15,000 shares of Common Stock issuable upon presently exercisable options granted under the Incentive Plan. See "Executive Compensation - Stock Options." All the shares owned by Mr. Olesen are subject to the Allied Digital Shareholders Agreement. See "Security Ownership of Certain Beneficial Owners and Management - Allied Digital Shareholders Agreement."

     (6) All of the shares of Common Stock owned by Mr. Fishman are subject to the Allied Digital Shareholders Agreement. See "Security Ownership of Certain Beneficial Owners and Management - Allied Digital Shareholders Agreement."

     (7) Consists of (i) 327,327 shares of Common Stock owned by Leslie/Linton Entertainment, Inc., a company of which Seymour Leslie is Co-Chairman and a minority shareholder and (ii) 25,000 shares of Common Stock issuable upon exercise of substituted options granted under the Incentive Plan. See "Executive Compensation - Stock Options." The shares of Common Stock owned by Leslie/Linton Entertainment, Inc. are subject to the Allied Digital Shareholders Agreement. See "Security Ownership of Certain Beneficial Owners and Management - Allied Digital Shareholders Agreement." Does not include shares of Common Stock owned by Mr. Leslie's children, as to which he disclaims beneficial ownership.

     (8) Consists of (i) 150,275 shares of Common Stock owned by Mr. Kavanagh and (ii) 10,000 shares of Common Stock issuable upon exercise of presently exercisable options granted under the Incentive Plan. See "Executive Compensation - Stock Options."

     (9) Consists of (i) 38,050 shares of Common Stock owned by Mr. Mathis and
(ii) 50,000 shares of Common Stock issuable upon exercise of presently exercisable options granted under the Incentive Plan. See "Executive Compensation - Stock Options."

     (10) Consists of (i) 15,000 shares owned by Mr. Gargaro and (ii) 15,000 shares of Common Stock owned by the Eugene A. Gargaro, Jr. Trust, of which Mr. Gargaro is the trustee.

     (11) Consists of 6,250 shares of Common Stock issuable upon exercise of presently exercisable options granted under the Incentive Plan.

     (12) Consists of shares of Common Stock owned by the Werner H. Jean Trust, of which Mr. Jean is the trustee.

     (13) Consists of the shares of Common Stock referred to in notes (2) and
(5) through (12) above.

     The Company does not know of any arrangements, including a pledge by any person of securities of the Company, the operation of which at a subsequent date may result in a change in control of the Company.

Allied Digital Shareholders Agreement

     In connection with the acquisition by the Company of all of the outstanding capital stock of AFL and HMG on January 12, 1995 (the "Reorganization"), the Company, Mr. Smith, Mrs. Smith, certain trusts of which Mr. Smith or Mrs. Smith act as trustees (the "AFL Shareholders"), Mr. Fishman, Mr. Olesen, The Donald L. Olesen Annuity Trust, Leslie/Linton Entertainment, Inc., and Venture Partners (the "HMG Shareholders" and, together with the AFL Shareholders, the "Shareholder Parties"), entered into the Allied Digital Shareholders Agreement dated as of January 11, 1995 (the "Shareholders Agreement"). Pursuant to the Shareholders Agreement, among other things, (i) the number of directors of the Company was initially fixed at nine members, divided into three classes of three members each, and Mr. Smith, James A. Merkle (who resigned effective November 6,
1995), Mr. Jean, Jerry E. Stone (who requested that the Company not nominate him for re-election at the annual meeting of shareholders held in 1997), and Mr. Gargaro (the "AFL Nominees"), and Mr. Fishman, Mr. Leslie, Mr. Mathis and Mr. Olesen (the "HMG Nominees"), were elected to the initial Board of Directors of the Company, (ii) Mr. Smith, Mr. Olesen and Mr. Fishman were re-elected as directors of the Company for an additional three-year term at the Annual Meeting held in 1996, (iii) the Shareholder Parties agreed to vote all shares of Common Stock owned by them against, and to use their best efforts to cause the then directors of the Company, subject to such directors' fiduciary duties, to vote against, any proposed change in the size or rights or powers of the Board of Directors of the Company and (iv) the Shareholder Parties agreed until at least the day preceding the 1998 Annual Meeting to use their best efforts to secure the election of Mr. Fishman, Mr. Smith and a person designated by the AFL Shareholders to the Executive Committee of the Board of Directors of the Company and the boards of directors of the Company's subsidiaries. The Shareholders Agreement was amended in November 1995 (the "1995 Amendment") to provide that Mr. Olesen would be appointed to fill the vacancy in the Class I Directors resulting from Mr. Merkle's resignation and that Mr. Olesen would be nominated for election at the Annual Meeting held in 1996 and to appoint John A. Morgan to fill the vacancy in the Class II directors resulting from Mr. Olesen's appointment as a Class I director.

     The Shareholders Agreement was further amended as of January 15, 1997 (the "1997 Amendment"), among other things, (i) to reduce the number of directors from nine to eight, (ii) to reduce the number of Class III directors from three to two, (iii) to provide that at each annual meeting of shareholders to be held through and including the annual meeting of shareholders to be held in 2000 (the "2000 Annual Meeting"), the Shareholder Parties must use their best efforts to secure the nomination and vote their shares for the reelection of such members of the Board of Directors of the Company whose terms expire at each such meeting, (iv) to provide that until the day preceding the annual meeting of shareholders of the Company to be held in 2003 (the "2003 Annual Meeting"), the Shareholder Parties will use their best efforts to secure the election of Mr. Fishman, Mr. Smith, Mr. Jean and Mr. Leslie (or, in the case of Mr. Jean, another person designated by the AFL Shareholders who is reasonably acceptable to the HMG Shareholders, and in the case of Mr. Leslie, another person designated by the HMG Shareholders who is reasonably acceptable to the AFL Shareholders) to the Executive Committee of the Board of Directors of the Company, and (v) to provide that until the day preceding the 2003 Annual Meeting, the Shareholder Parties will use their best efforts to cause its nominees to vote, and the Company must vote its shares in any of its subsidiaries and cause any of such subsidiaries to vote its shares in any such subsidiary, in favor of Mr. Fishman and Mr. Smith as a director of each subsidiary so long as each is a director of the Company. As a result of the amendment to the Allied Digital Shareholders Agreement set forth in clauses (i) through (iii) above, the AFL Shareholders, on the one hand, and the HMG Shareholders, on the other hand, are each assured of having four seats on the Board of Directors of the Company through the 2000 Annual Meeting, except to the extent that any of the AFL Shareholders transfers its shares to an unaffiliated person, which unaffiliated person would not be bound by the Allied Digital Shareholders Agreement. All references below to the Shareholders Agreement shall refer to the Shareholders Agreement as amended by the 1995 Amendment and the 1997 Amendment.

     In connection with the 1997 Amendment, the Board of Directors of the Company voted to amend the Bylaws of the Company to require that any vacancy on the Board of Directors of the Company be filled at a special meeting of directors called by the Secretary of the Company to be held within ten days following the event that created the vacancy.

     Under the Shareholders Agreement, during the period commencing on the date of the Shareholders Agreement (January 11, 1995) and ending on the day preceding the 2003 Annual Meeting, if a seat on the Board of Directors of the Company or on the Executive Committee of the Board of Directors held by any AFL Nominee or HMG Nominee becomes vacant during such director's term for any reason (including, without limitation, such director's death, resignation or removal), then (i) with respect to a vacant seat previously held by an AFL Nominee, the AFL Shareholders have the right to designate a nominee, who shall be reasonably acceptable to the HMG Shareholders, to fill such vacancy until the next annual meeting of shareholders of the Company at which such director's term would expire and the HMG Shareholders shall use their best efforts to cause the HMG Nominees on the Board of Directors of the Company, subject to such nominees' fiduciary duties, to vote in favor of the election and continuation in office of such nominee designated by the AFL Shareholders, and (ii) with respect to a vacant seat previously held by an HMG Nominee, the HMG Shareholders have the right to designate a nominee, who shall be reasonably acceptable to the AFL Shareholders, to fill such vacancy until the next annual meeting of shareholders of the Company at which such director's term would expire and the AFL Shareholders shall use their best efforts to cause the AFL Nominees on the Board of Directors of the Company, subject to such nominees' fiduciary duties, to vote in favor of the election and continuation in office of such nominee designated by the HMG Shareholders; provided, however, that the obligations set forth in clauses (i) and (ii) above will terminate with respect to (x) a Class III director at any time on or following the annual meeting of shareholders of the Company to be held in 2001, (y) a Class I director at any time on or following the annual meeting of shareholders of the Company to be held in 2002, or (z) a Class II director at any time on or following the 2003 Annual Meeting.

     The Shareholders Agreement also provides that until the day preceding the date of the 2003 Annual Meeting, none of the AFL Shareholders may transfer any of their shares of Common Stock among themselves, to family members, to trusts for the benefit of themselves or their families or to affiliates of any of the foregoing unless any such transferee becomes a party to the Shareholders Agreement and agrees in writing to be bound by the terms thereof. The Shareholders Agreement also provided that (i) except for transfers among themselves, to family members, to trusts for the benefit of themselves or their families or to affiliates, prior to July 11, 1997, none of the AFL Shareholders were permitted to transfer any of their shares of Common Stock, other than in compliance with the volume limitations contained in Rule 144 under the Securities Act of 1933, and (ii) except for transfers among themselves, to family members, to trusts for the benefit of themselves or their families or to affiliates, prior to January 11, 1998, none of the AFL Shareholders were permitted to transfer any of their Class C Warrants.

     In addition, under the terms of the Shareholders Agreement, prior to

January 11, 1998, and subject to certain limited exceptions relating to transfers among themselves, to family members, to trusts for the benefit of themselves or their families and to affiliates, none of the AFL Shareholders were permitted to transfer, in any single transaction or series of related transactions to a single transferee or to a "group," any shares of Common Stock then owned or thereafter acquired by them if such transfer would have caused the number of shares of Common Stock transferred by all of the AFL Shareholders, individually or in the aggregate, to such transferee or group to equal or exceed 30% of the Common Stock outstanding as of the date of the Shareholders Agreement unless, prior to any such transfer, the proposed transferee (whether an individual or a group) of such shares of Common Stock executed and delivered to the Company a written agreement to the effect that such proposed transferee would not, for a period of 18 months from the closing of such transfer, purchase or cause the Company, directly or indirectly, to purchase Common Stock at a price which is less than the highest price paid by the proposed transferee for such Common Stock from any AFL Shareholder, or for a different form of consideration.

     In the event Mr. Smith died or became incapacitated prior to January 11, 1998, each of the AFL Shareholders (a) would have been required during the period ending on such date to vote all shares of Common Stock beneficially owned as directed by Mr. Jean (currently a director of the Company) or his successor, and (b) would have been prohibited during the period ending on January 11, 1998 from transferring any such shares of Common Stock in a block (or series of sales) of more than 500,000 shares to a single person or group other than (i) a transfer among themselves, to family members, to trusts for the benefit of themselves or their families or to affiliates, (ii) in connection with or to fund the payment of federal and state estate and inheritance taxes and administration and related expenses and otherwise for the orderly administration of the estate of Mr. Smith or any trust for his benefit and/or any member of his family, (iii) as any AFL Shareholder would have reasonably determined to be necessary and ample for the support, maintenance and education of the AFL Shareholders and family members, or (iv) with the consent of Mr. Fishman (currently Co-Chairman of the Board) or his successor.

     The Shareholders Agreement also prohibited the Shareholder Parties and the Company from engaging in a "going private" transaction under Rule 13d-3 under the Exchange Act prior to January 11, 1998 unless such transaction was approved by a majority of the votes cast by shareholders who are neither parties to the Shareholders Agreement nor affiliates or associates of such parties.

                             EXECUTIVE COMPENSATION

     Summary of Compensation


     The following table sets forth information regarding compensation for services rendered, in all capacities, awarded or paid to or earned by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who received compensation from the Company aggregating at least $100,000 during Fiscal 1997 (collectively, the "Named Executive Officers").

                           Summary Compensation Table




                                                                                                        Long-Term
                                                                                                       Compensation
Name and                                     Fiscal            Annual Compensation (1)               Shares Underlying
Principal Position                            Year             Salary($)        Bonus ($)(2)          Options (#)(3)

William H. Smith(4)..........................  1997            $166,074             -                        -
Co-Chairman and President                      1996             190,151(5)       $1,229(6)                   -
                                               1995             244,376(6)      154,013(6)                   -

George N. Fishman(4).........................  1997             173,153             -                        -
Co-Chairman and Chief Executive Officer        1996             188,880             -                        -
                                               1995             204,451             -                        -



Donald L. Olesen.............................  1997               $323,245          -                        -
President-National Sales and Marketing         1996                312,760          -                        -
Division                                       1995                323,686          -                     30,000


Charles P. Kavanagh.........................   1997                157,251          -                        -
Executive Vice President and Secretary         1996                141,970          -                        -
                                               1995                142,263       $20,000                  20,000

John K. Mangini(7)..........................   1997                215,523          -                     25,000
Chief Operating Officer                        1996                107,692          -                        -
                                               1995                      -          -                        -



-----------

(1)  The incremental cost of providing perquisites and other personal benefits paid to each named individual for each year aggregated less than the lesser of (a) $50,000 and (b) 10% of the total annual salary and bonus set forth in the columns entitled "Salary" and "Bonus" for such person. Accordingly, such perquisites and personal benefits have been omitted from the table as permitted by the rules of the Commission.

(2) Amounts shown include (i) discretionary cash bonuses and (ii) profit sharing contributions.

(3)  Represents incentive stock options granted under the Incentive Plan.

(4)  Mr. Smith has served as President since November 1995, Messrs. Smith and
     Fishman served as Co-Chief Executive Officers from November 1995 until
     March 1996 and Mr. Fishman has served as the sole Chief Executive Officer since March 1996.

(5)  During Fiscal 1996 and Fiscal 1995 compensation for Mr. Smith was paid by
     AFL.

(6)  Consists of (i) distributions from the AFL profit sharing plan in Fiscal
     1996 and (ii) payments in Fiscal 1995 which were used by Mr. Smith to pay life insurance premiums.

(7)  Mr. Mangini joined the Company as Chief Operating Officer on January 15,
     1996.

Stock Options


Stock Options Granted In Fiscal 1997

     No stock options were granted in Fiscal 1997 to the Named Executive
Officers other than 25,000 incentive stock options granted in August 1996 to Mr.
Mangini in connection with his employment agreement. See "Executive Compensation
- Employment Agreements."


                                       13




Stock Options Held at the End of Fiscal 1997

     The following table sets forth the total number of exercisable and unexercisable stock options held by each of the Named Executive Officers who held any stock options as of July 31, 1997. No options to purchase Common Stock were exercised during Fiscal 1997 and no stock appreciation rights were outstanding during Fiscal 1997.




                                                 Number of Securities Underlying                   Value of Unexercised In-the
                                              unexercised Options at July 31, 1997               Money Options at July 31, 1997
                                              ------------------------------------               ------------------------------
Name                                          Exercisable            Unexercisable            Exercisable            Unexercisable


William H. Smith........................           -                       -                       -                       -
George N. Fishman.......................           -                       -                       -                       -
Donald L. Olesen........................      15,000                    15,000                     0                       0
Charles P. Kavanagh.....................      10,000                    10,000                     0                       0
John K. Mangini.........................           0                    25,000                     0                       0


Description of the Incentive Plan

           The Incentive Plan is designed to encourage selected employees of or consultants to the Company or an affiliated company to acquire a proprietary interest in the Company in order to create an increased incentive for them to contribute to the Company's success, and to enhance the Company's ability and that of its affiliates to attract and retain exceptionally qualified employees and consultants, thus enhancing the value of the Company for the benefit of its shareholders. The Incentive Plan permits the issuance of (a) options to purchase shares of Common Stock ("Options"), (b) shares of such stock ("Restricted Stock") or units denominated in such shares ("Restricted Stock Units") that are nontransferable and subject to forfeiture for a designated restricted period,
(c) awards of the right to receive the excess of the fair market value at the time of exercise of a share of Common Stock over a designated price determined at the time of grant ("Stock Appreciation Rights" or "SARs"), (d) awards denominated, or which may be settled in, shares of Common Stock, subject to satisfaction of designated performance criteria during a designated performance period ("Performance Awards"), (e) rights to receive the equivalent of dividends or other distributions on Common Stock ("Dividend Equivalents"), and (f) other types of awards denominated or payable in shares of Common Stock ("Other Stock-Based Awards"). In addition, in connection with the Reorganization, the holders of options to purchase shares of HMG common stock were issued in substitution thereof an equivalent number of Options (the "Substitute Options") under the Incentive Plan.

   Subject to adjustment as required or permitted by the Incentive Plan, the maximum number of shares of Common Stock available for awards under the Incentive Plan (including Options) is 2,400,000 shares, of which no more than half may be newly-issued shares.

   In general, any employee of or consultant to the Company or an affiliate of the Company, including any officer or officer-director of the Company, but not including any non-employee director (unless such person also serves as a consultant to the Company), may be selected by the Compensation Committee to receive any type of award under the Incentive Plan; provided, however, that Other Stock-Based Awards may not be granted to directors or executive officers.

     Options granted under the Incentive Plan may be either "Incentive Stock Options" as that term is defined in Section 422 of the Internal Revenue Code of 1986, or options which do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"). Incentive Stock Options may be granted only to employees of the Company. An Incentive Stock Option must expire within ten years from the date it is granted (five years in the case of such options granted to a holder of more than 10% of the outstanding Common Stock). Incentive Stock Options are first exercisable not earlier than one year from the date of grant. The exercise price of an Incentive Stock Option must be at least equal to the fair market value of the Common Stock on the date such Incentive Stock Option is granted (or 110% of the fair market value of the Common Stock in the case of such options granted to a holder of more than 10% of the outstanding Common Stock). To the extent that the aggregate fair market value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such options will be treated as Non-Qualified Stock Options. In addition, Options may include a so-called "reload" feature under which, at the time of exercise of the Option, if the holder continues to be eligible to be granted awards under the Incentive Plan and if the exercise price is paid at least in part in shares of Common Stock owned by the holder for at least six months, the holder automatically would receive another Option.

   The Incentive Plan also permits the grant of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Dividend Equivalents, and/or Other Stock-Based Awards to eligible individuals. Any such award may be granted in tandem with any other such award or with any Option, whether at the time of grant of the first award or subsequently. In addition, subject to the terms of a given award, the Compensation Committee may permit settlement of any award (other than an award of Restricted Stock or, without the holder's consent, a Substituted Option) in cash, in shares of Common Stock, by grant of another award, or in such other form of consideration as it deems appropriate. The Compensation Committee also may permit settlement in installments, or defer settlement of, any award (other than Restricted Stock or, without the holder's consent, a Substituted Option) as it deems appropriate, subject to the terms of the award, and, regardless of the terms of an award (other than a Substituted Option), is entitled at any time to cancel the award upon payment to the holder of its value (as determined by the Compensation Committee) in cash or another award.

   Subject to the limitations and requirements of the Incentive Plan and applicable law and the terms and conditions of any Option or other award, the Compensation Committee has the authority, among other things, to determine the expiration date, any vesting schedule, and the per share exercise price for any Option, the method and form of payment for any exercised Option (which may include payment in cash, by delivery of shares of Common Stock already held by the grantee valued at their fair market value or any combination thereof), the grant price for any SAR, the restricted period for any award of Restricted Stock or Restricted Stock Units, the performance criteria and performance period for any Performance Award, and the effect of termination of employment and/or consulting relationships upon any outstanding award.



Employment Agreements

   Allied has employment agreements with Messrs. Olesen and Mangini with terms expiring December 31, 2001 and July 31, 2000, respectively, and had an employment agreement with Mr. Fishman which expired December 31, 1997.

   Pursuant to such employment agreements, (i) Mr. Fishman continued to serve as the Chairman of the Board and Chief Executive Officer of Allied and as Co-Chairman of the Board and Chief Executive Officer of the Company at a base salary of $206,000 per annum, (ii) Mr. Olesen continues to serve as the President of Allied and serves as President-National Sales and Marketing Division of the Company at a base salary of $355,000 per annum and (iii) Mr. Mangini continues to serve as the Chief Operating Officer of the Company at a base salary of $275,000 per annum. Mr. Fishman continues to serve as the Chairman of the Board and Chief Executive Officer of Allied and as Co-Chairman of the Board and Chief Executive Officer of the Company upon the same terms and conditions as those that existed under his employment agreement. In Fiscal 1997, Mr. Fishman, upon his own initiative, accepted a reduced base salary of $173,153. The base salary of each of Messrs. Olesen and Mangini is subject to a cost of living increase on an annual basis based upon a percentage equal to the percentage rate of inflation during the previous calendar year as measured by the Consumer Price Index for urban wage earners published by the U.S. Department of Labor, Bureau of Labor Statistics for the New York-Northern New Jersey area.

   If either of Messrs. Olesen or Mangini is terminated without cause prior to the expiration of his employment term, such executive will be entitled to receive an amount equal to his respective base salary (as adjusted) until the scheduled expiration of such term. In addition, each employment agreement prohibits such executive from competing with the Company during the term of the agreement, provided that in the case of termination by the employer without cause, the employer continues to pay such executive his salary.

   In connection with his employment agreement, Mr. Mangini was granted an option under the Incentive Plan on August 1, 1997 to acquire 200,000 Shares of Common Stock at an exercise price of $2.00 per share.

   In November 1995, the Company and Mr. James Merkle, the former President and Chief Executive Officer of the Company, entered into a severance agreement pursuant to which Mr. Merkle's employment agreement was terminated and Mr. Merkle agreed to provide consulting services to the Company and its subsidiaries through the end of the original term of his employment agreement (December 31, 1997) at an annual fee equal to the base salary in the employment agreement and to refrain from competition with the Company during such period. In addition, consistent with the Incentive Plan, the expiration date of the option granted to

Mr. Merkle during Fiscal 1995 was changed to December 31, 1997 and the number of shares covered by such option was reduced from 50,000 to 25,000.

Compensation of Directors

   The Company pays each of its directors who is not also an officer or employee of the Company or any subsidiary an annual retainer of $10,000 and an additional $1,000 for each meeting of the Board of Directors or a committee thereof attended plus reimbursement for reasonable expenses in connection with attending meetings. In addition, Mr. Mathis provides consulting services to HMG for which he is separately compensated.

Compensation Committee Report

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. For Fiscal 1997, the members of the Compensation Committee were Mr. Jean, Mr. Morgan and Mr. Leslie. The Compensation Committee's functions include (a) recommending to the Board of Directors of the Company policies and levels of compensation with respect to compensation and benefits of the executive officers of the Company and all significant employees of the Company and its subsidiaries and (b) administering the Incentive Plan.

   General. The primary objectives of the Company's executive compensation policy are to provide a competitive compensation package related to corporate performance which also encourages and recognizes individual contributions, to reward performance by motivating executives to achieve optimum short term operating results and to link the long term interests of the executives and the Company's shareholders by providing equity based incentives. The Compensation Committee believes that the Company's executive compensation program establishes an appropriate balance between short and long term performance objectives.

     From time to time, the Compensation Committee may engage independent executive compensation firms for the purpose of evaluating and making recommendations regarding the Company's executive compensation policy.

     Annual Compensation. The Company has employment agreements with Messrs. Olesen and Mangini, executive officers of the Company, and had an employment agreement with Mr. Fishman, the Co-Chairman and Chief Executive Officer of the Company, which expired December 31, 1997. See "Employment Agreements" above. The annual compensation of such executive officers of the Company was paid pursuant to these agreements. Since the Reorganization, Mr. Smith's compensation has been established to be consistent with Mr. Fishman's compensation.

     Incentive Plan. Under the Incentive Plan, options to purchase shares of the Common Stock may be granted to eligible participants. An optionee under such options will not realize any value from a stock option grant unless the value of Common Stock increases over the exercise price during the option period.


     Grants made under the Incentive Plan, which are made from time to time at the Compensation Committee's discretion, are intended to provide key executive employees with long term incentives designed to enhance the profitable growth of the Company, as well as the value of the Common Stock. The number of shares which an executive may acquire pursuant to a grant under the Incentive Plan is determined by the Compensation Committee on a discretionary basis, giving consideration to the relative position, compensation level and responsibilities of the executive, previous and expected contributions to the Company by the executive and grants made to executives holding similar positions in comparable companies. In Fiscal 1997, an option was granted to Mr. Mangini to purchase 25,000 shares of Common Stock at an exercise price of $2.875 per share. Such option expires five years from the date of grant (August 14, 2001) and is exercisable with respect to 25% of the shares on the first anniversary of the date of grant and with respect to an additional 25% of the shares on each of the second, third and fourth anniversaries of the date of grant.

     Section 162(m) of Internal Revenue Code. In 1993, a new Section 162(m) was added to the Internal Revenue Code. Subject to certain exceptions (including exceptions relating to stock options and for "performance-based" compensation if certain conditions are met), Section 162(m) prohibits the deduction of compensation in excess of $1 million paid in any year beginning with 1994 by a publicly-held corporation to any executive named in the Company's Summary Compensation Table for the year. For Fiscal 1997, the compensation paid to each of the Company's executive officers was well below $1 million, and the Compensation Committee expects the same will be true for the current fiscal year. Consequently, for the present the Compensation Committee has decided to defer consideration of any compensation policies relating to Section 162(m).



                        Compensation Committee

                        Werner H. Jean
                        Chairman
                        Seymour Leslie
                        John A. Morgan

Performance Graph

     Set forth below is a line graph comparing the cumulative total shareholder return on the Common Stock, based on the market price, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and certain companies identified below (the "Peer Group") since the date of the Reorganization (January 11, 1995). Prior to such date, there was no established trading market for the Common Stock. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of future performance.



                      Comparison of 30-Month Total Return*
                    of the Company, S&P 500 and Peer Group**


    DATE       THE COMPANY           S&P 500           RUSSELL 2000
    ----       -----------           -------           ------------
  1/12/95         100.000            100.000              100.000
  4/28/95          71.429            111.496              107.210
  7/31/95          98.214            121.753              120.723
 10/31/95          75.000            125.964              119.326
  1/31/96          55.357            137.774              127.031
  4/30/96          54.471            141.706              140.283
  7/31/96          41.071            138.625              127.281

 10/31/96          39.286            152.775              137.177

  1/31/97          36.607            170.297              148.810

  4/30/97          29.464            173.586              138.156

  7/31/97          27.679            166.947              206.717

     * Total return assumes $100 invested on the effective date of the Reorganization, in Common Stock, the S&P 500 and the Peer Group. Dividends were assumed reinvested in the S&P 500 and the Peer Group. The Company did not pay dividends during the period.

     ** The Peer Group is the Russell 2000, an index of common stocks belonging to corporations domiciled in the United States of America with market capitalizations of approximately $172 million to $1.1 billion and an average capitalization as of June 30, 1997 of $467.3 million. Management believes that it cannot reasonably identify an industry or line-of-business index or a peer group which represents the performance of companies engaged in a business similar to that of the Company.

                              CERTAIN TRANSACTIONS

Loans from Certain Shareholders

     On April 1, 1994, AFL distributed to its shareholders approximately $18,000,000 consisting of its accumulated previously-taxed earnings through December 31, 1993. Mr. Smith, Mrs. Smith and certain members of their family and Mr. Merkle, a former executive officer of the Company, loaned to AFL an aggregate of approximately $14,000,000 received by them, pursuant to unsecured promissory notes (the "AFL Shareholder Notes"). The proceeds of these loans were used to repay a portion of certain bank indebtedness incurred to fund the distribution. The AFL Shareholder Notes had an original maturity date of January 1, 2000, bore interest at an annual rate of ten percent (10%), and were subordinated to the payment of certain bank indebtedness of AFL. On January 24, 1995, the AFL Shareholder Notes were repaid by AFL with proceeds of new financing provided by a lender, except for $4,000,000 of such AFL Shareholder Notes issued to Mr. Smith (the "Smith Note"). On November 8, 1995, Mr. Smith made an additional $2,000,000 subordinated loan to AFL (the "Additional Smith Note") for working capital purposes. In connection with the merger of AFL with and into Allied on November 1, 1996 (the "Allied Merger") and the restructuring of the AFL and the Allied credit facilities into one credit facility, each of the Smith Note and the Additional Smith Note (the "Smith Notes") was amended and restated. The Smith Notes are each due January 1, 2001, are subordinated to the payment of the indebtedness to the senior lender, and bear interest at 10% per annum. Pursuant to the terms of the loan and security agreement with the senior lender, interest payments on the Smith Notes were postponed through October 31, 1997. Partial payment of such accrued and unpaid interest is payable periodically following such date, provided no default or event of default has occurred under the loan and security agreement, and is limited to a stipulated percentage as defined therein. During Fiscal 1997, no interest was paid in respect of the Smith Notes.

     In connection with the Allied Merger and the restructuring of the credit facilities of AFL and Allied, HMG prepaid certain indebtedness owed to 399 Venture Partners, Inc., then the Company's principal shareholder, in the aggregate principal amount of $3,500,000. In order to help finance such prepayment, Mr. Smith, Mr. Fishman and Mr. Olesen loaned HMG $1,600,000, $200,000 and $200,000, respectively, (the "HMG Loans"). The HMG Loans are evidenced by identical promissory notes, except for the name of the payee and the principal amount (the "HMG Notes"). The HMG Notes are subordinated to the payment of Allied's indebtedness to its senior lender, bear interest at the rate of 10% per annum, and are due December 31, 1998. The payment of interest and principal on the HMG Notes is conditional upon Allied achieving certain financial benchmarks. To the extent that interest is not paid when due, it is due and payable upon maturity of the HMG Notes. In all events, principal and accrued but unpaid interest on the HMG Notes is due and payable January 1, 2001. During Fiscal 1997, interest payments made to Messrs. Smith, Fishman and Olesen in respect of the HMG Notes aggregated $107,555, $13,445 and $13,445, respectively. No principal payments were made in respect of the HMG Notes during Fiscal 1997.

     HMG is indebted to certain shareholders of the Company, including Mr. Fishman, Mr. Olesen, Mr. Kavanagh and Venture Partners in the aggregate principal amount of $880,640 (the "Series B Debt"). The Series B Debt is evidenced by a series of identical promissory notes, except for the name of the payee and the principal amount (the "Series B Notes"). The Series B Notes are subordinated to the payment of Allied's indebtedness to its senior lender, bear interest at the rate of 11% per annum, and are due January 1, 1999. The payment of interest and principal on the HMG Notes is conditional upon Allied achieving certain financial benchmarks. During Fiscal 1997, interest payments made to the holders of the Series B Notes aggregated $86,870. No principal payments were made during Fiscal 1997 in respect of the Series B Notes other than $36,020 which was paid to a holder as a final payment in respect of his note upon his termination as an employee of the Company.

Guarantee of Certain Obligations of Greenfield Land

   The Company has unconditionally guaranteed certain obligations of Greenfield Land Company, a Michigan co-partnership of which Mr. Smith, members of his family and Mr. Jean are partners ("Greenfield Land") under certain bank financing that was originally incurred by Greenfield Land in connection with its acquisition and development of facilities in Illinois, Michigan and Tennessee that were leased to the Company. The facilities in Michigan and Tennessee continue to be leased to the Company by Greenfield Land. As of July 31, 1997, the aggregate amount of debt of Greenfield Land which the Company has guaranteed under the bank financing for Greenfield Land was $527,050 and the largest amount which the Company had guaranteed since the beginning of Fiscal 1997 was $1,513,437. Greenfield Land has unconditionally guaranteed certain obligations of the Company as part of such bank financing.

Leases

     The Company leases approximately 144,000 square feet of manufacturing, warehouse and office space from Keelson Associates, a general partnership of which George N. Fishman, Co-Chairman of the Company, is a partner, for a term expiring November 1, 2015. Effective January 1, 1997, the rent at 15 Gilpin Avenue increased by approximately $31,000 to $1,058,000 annually as a result of a cost-of-living adjustment. The lease with respect to 15 Gilpin Avenue provides for an annual rent increase based on a cost-of-living adjustment on each January 1 during the term of the lease beginning January 1, 1997. Future cumulative rentals under this agreement are approximately $19,389,000 without taking into account any cost-of-living adjustments. The Company believes that the terms of the lease with Keelson Associates are at least as favorable to the Company as those it would receive from an unaffiliated third party.

     The Company leases various facilities from Greenfield Land. The office and warehouse space for all locations leased from Greenfield Land aggregates approximately 284,000 square feet. All leases between the Company and Greenfield Land provide for annual cost of living adjustments. The 1997 annual rental payments from the Company to Greenfield Land were approximately $1,548,000. Future cumulative rentals due under existing leases with Greenfield Land for 1998 and thereafter are approximately $11,700,000, without taking into account any cost-of-living adjustments. The Company believes that the terms of the leases with Greenfield Land are at least as favorable to the Company as those it would receive from an unaffiliated third party.

Indemnification for Environmental Liabilities

     Pursuant to a Global Indemnification Agreement dated June 17, 1994 among Greenfield Land, Mr. Smith, Mr. Smith's revocable living trust (collectively, the "beneficiaries") and Allied (as the successor to AFL), Allied agreed to indemnify the beneficiaries against all liabilities, losses, costs and expenses (including, without limitation, fines, penalties, judgments, and legal fees) arising out of, or in anyway related to, (i) the presence, manufacturing or processing of "hazardous substances" in, on or about the properties leased or subleased to Allied by the beneficiaries (where caused by Allied or a predecessor occupier of the premises), or (ii) the violation of any

"environmental law" by Allied. For purposes of the foregoing: "hazardous substances" are materials or substances regulated under any environmental law (including, without limitation, chemical wastes, radioactive materials, and petroleum products and byproducts); and "environmental laws" are any laws, rules and regulations relating to the protection of human health, safety, or the environment (including, without limitation, the Toxic Substances Control Act, the Comprehensive Environment Response, Compensation and Liability Act, and the Resource Conservation and Recovery Act of 1976). The beneficiaries paid $25,000 to AFL for this indemnification.

Other Transactions

     Pursuant to the Company's agreement with Greenfield Land, the Company paid Greenfield Land's legal fees in connection with the Allied Merger, which amounted to approximately $33,765.

     H. Sean Mathis, a director of the Company, provides strategic advisory services to Allied pursuant to a five-year consulting agreement expiring in January 2000. Pursuant to such agreement, Mr. Mathis received a fee of $96,000 payable in 24 monthly installments that ended in December 1996.


                       SELECTION OF INDEPENDENT ACCOUNTANTS
                           (Item 2 on the Proxy card)

     The Board of Directors has selected, subject to ratification by shareholders at the 1998 Annual Meeting, Grant Thornton LLP ("Grant Thornton"), an independent certified public accounting firm, to audit its financial statements for the fiscal year ending July 31, 1998. Grant Thornton has served as independent accountants for the Company since May 28, 1996 and served as independent accountants for HMG for several years prior to the Company's acquisition of HMG in January 1995. Representatives of Grant Thornton will have an opportunity to make a statement at the 1998 Annual Meeting and will be available at the meeting to answer any appropriate questions asked by shareholders.

     The ratification of the selection of Grant Thornton as independent accountants for the current fiscal year requires the affirmative vote by the holders of a majority of the shares of Common Stock represented and entitled to vote at the 1998 Annual Meeting.

     The Board of Directors recommends that the shareholders vote FOR ratification of the selection of Grant Thornton as the Company's independent accountants.

               SHAREHOLDERS' PROPOSALS FOR THE NEXT ANNUAL MEETING

     A shareholder who desires to include a proposal in the proxy material relating to the Annual Meeting of shareholders of the Company to be held in 1999 must submit the same in writing, so as to be received at the principal executive office of the Company (to the attention of the Secretary) on or before September

21, 1998 for such proposal to be considered for inclusion in the proxy statement for such Annual Meeting. Such proposal must also meet the other requirements of the Securities and Exchange Commission relating to shareholder proposals required to be included in the Company's proxy statement.

     The Board of Directors will consider nominees recommended by shareholders for election as a director at the Annual Meeting to be held in 1999, provided that any such recommendation is submitted in writing by September 21, 1998, to the Board of Directors, c/o the Secretary of the Company, 140 Fell Court, Hauppauge, New York 11788, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and the consent of the proposed nominee to serve.

                                  OTHER MATTERS

     The Board of Directors does not know of any other business to be presented for consideration at the 1998 Annual Meeting. If other matters properly come before the 1998 Annual Meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

     The Company will bear the cost of the 1998 Annual Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing this proxy statement. In addition to solicitation by mail, directors, officers and regular employees of the Company (none of whom will be additionally compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward forms of proxy and proxy materials to their principals and the Company will reimburse them for their reasonable expenses in connection therewith.

   The Company will furnish, without charge, to each person whose proxy is being solicited, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended July 31, 1997, as filed with the Securities and Exchange Commission, including the financial statements, notes to the financial statements and the financial schedules contained therein. Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Written requests for copies of any such materials should be directed to Charles P. Kavanagh, Secretary, Allied Digital Technologies Corp., 140 Fell Court, Hauppauge, New York 11788.


                   By Order of the Board of Directors,

                   CHARLES P. KAVANAGH
                      Secretary

Dated: January 26, 1998

                        ALLIED DIGITAL TECHNOLOGIES CORP.
           PROXY - Annual Meeting of Shareholders - February 26, 1998
                 (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

      The undersigned shareholder of Allied Digital Technologies Corp. (the "Company") hereby constitutes and appoints William H. Smith, George Fishman and Charles P. Kavanagh, each of them, the attorneys and proxies of the undersigned, with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of the Company's Comon Stock which the undersigned is entitled to vote at the Annual Meeting of shareholders to be held at the Wyndham Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York on February 26, 1998 at 2:00 p.m. (the "1998 Annual Meeting"), and at any adjournments thereof, upon the following proposals which are more fully described in the notice of, and proxy statement for, the 1998 Annual Meeting.


(1)   Election of Directors

/ /     FOR all nominees listed below (except    / /  WITHHOLD AUTHORITY
        as marked to the contrary below)              to vote for all nominees


                        Werner H. Jean and H. Sean Mathis
        (for a term expiring at the 2001 Annual Meeting of Shareholders)

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


(2) Proposal to ratify the selection of Grant Thornton LLP as the Company's independent accountants for the fiscal year ending July 31, 1998.

      / / FOR        / / AGAINST     / / ABSTAIN


(3) In their discretion, upon such other matters as properly may come before the 1998 Annual Meeting.


                  (Continued and to be signed on reverse side.)

   Said attorneys and proxies, or their substitutes (or if only one, that one) at said Annual Meeting, and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

   Receipt is acknowledged of the Notice of Annual Meeting of Shareholders, the Proxy Statement accompanying said Notice and the Annual Report to Shareholders for the fiscal year ended July 31, 1997 (previously mailed).


   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND EACH OF THE ABOVE PROPOSALS.

   IN WITNESS WHEREOF, the undersigned has signed this proxy.

                        Dated:                               , 199__


                        -------------------------------------
                        Shareholder(s) signature

                        -------------------------------------
                        Shareholder(s) signature


                        NOTE: Signature(s) of shareholder should correspond exactly with the name(s) shown hereon. If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.


                    NOTE: This proxy, properly filled in, dated and signed,
                          should be returned promptly in the enclosed envelope.